Exhibit 99.1 - News Release – Second fiscal quarter ended March 26, 2017.
201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises reports second fiscal quarter earnings

DAVENPORT, Iowa (May 4, 2017) — Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 49 markets, today reported earnings(1) of $6.4 million for its second fiscal quarter ended March 26, 2017, or 11 cents per diluted common share. For the same quarter a year ago, earnings totaled $19.5 million, or 36 cents per diluted common share. The analysis of second quarter results is presented on a same property basis unless otherwise noted(2).

"We are accelerating the transformation of our company," said Kevin Mowbray, president and chief executive officer. "Digital advertising revenue increased 11.3% in the quarter and represented 28.7% of total advertising revenue. Total digital revenue, including digital advertising and digital services, grew 10.0%.

"Cash costs(2) in the quarter, excluding unusual matters, were down 8.2% compared to the prior year," Mowbray added. "We expect the cost reductions we made in the March quarter to have a significant impact on the second half of the year and into 2018. We are increasing our previously announced guidance of cash costs to down 6.0-6.5% for fiscal 2017.

"Lee is highly focused on driving cash flow performance and reducing debt," Mowbray added. "Adjusted EBITDA(3) continues to be strong, totaling $28.8 million in the quarter, and debt reduction in the March quarter totaled $14.5 million.

"Total revenue was down 7.9% in the quarter, mostly as a result of declines in print advertising," he said. "Partially offsetting weaker print demand, we saw improvement in many of our revenue trends, including classified, which had its best quarterly trend performance in more than a year."

Mowbray also noted the following same-property financial highlights for the quarter:

•
Total digital revenue, including digital advertising and digital services, totaled $25.7 million. Unique visitors to Lee mobile, tablet, desktop and app sites averaged 26.7 million, an increase of 6.2% over the prior year quarter, with page views up 4.4% to 228.9 million.

•	Digital retail advertising, which represents 60% of total digital advertising, grew 14.1%, mainly fueled by advertising from local retailers.

•	Total advertising and marketing services revenue decreased 11.1% in the quarter; subscription revenue decreased 2.5%.

"We remain optimistic that fiscal year 2017 will be similar to our strong performance in subscription revenue last year, as we continue to implement our strategy of sound pricing principles, additional premium content revenue, and reduced customer churn, which will have a greater impact in the second half of 2017," Mowbray noted.

"The company continues to significantly reduce interest expense through aggressive debt reduction," Chief Financial Officer and Treasurer Ron Mayo said. "We have reduced debt by $32.2 million fiscal year to date and $71.6 million over the past twelve months, lowering Interest expense by $8.2 million, or 12.0%, in the past twelve months.

"As of March 26, 2017, the principal amount of debt was $584.9 million," Mayo added. "We'll continue to reduce debt in 2017, which we believe will create additional shareholder value."

SECOND QUARTER OPERATING RESULTS

Operating revenue for the 13 weeks ended March 26, 2017 totaled $133.4 million, a decrease of 9.2% compared with a year ago. On a same property basis, total operating revenue for the 13 weeks ended March 26, 2017 decreased 7.9%. Unless otherwise noted, revenue and operating expense trends below are presented on a same property basis.

Advertising and marketing services revenue combined decreased 11.1% to $77.5 million, with retail advertising down 10.3%, classified down 10.7% and national down 18.8%. Digital advertising and marketing services revenue on a stand-alone basis increased 11.3% to $22.2 million, and digital retail advertising, which represents 60% of total digital advertising, grew 14.1% in the quarter. Digital advertising represents 28.7% of total advertising revenue.

Total digital revenue, including digital advertising and digital services, was $25.7 million for the quarter, up 10.0% compared with a year ago. Mobile, tablet, desktop and app sites, including TNI and MNI(3), attracted a monthly average of 26.7 million unique visitors for the 13 weeks ended March 26, 2017, an increase of 6.2% over the prior year quarter. Average monthly page views totaled 228.9 million page views for the 13 weeks ended March 26, 2017, an increase of 4.4% over the prior year.

Subscription revenue decreased 2.5% in the current year quarter.

Average daily newspaper circulation, including TNI and MNI and digital subscribers, totaled 0.9 million in the 13 weeks ended March 26, 2017. Sunday circulation totaled 1.2 million. Research in our larger markets shows we continue to reach nearly three-quarters of all adults in the market through the combination of digital audience growth and strong print newspaper readership.

Operating expenses for the 13 weeks ended March 26, 2017 decreased 9.2%. Cash costs, excluding unusual matters, decreased 8.2%. Compensation decreased 9.9%, primarily as a result of lower self-insured medical costs and a reduction in staffing levels. Newsprint and ink expense increased 2.4%, primarily the result of several price increases in 2016 partially offset by the reduction in newsprint volume. Other operating expenses decreased 7.6%, primarily driven by lower delivery and other print-related costs offset in part by higher costs associated with growing digital revenue.

Including equity in earnings of associated companies, depreciation and amortization, gain on sales of assets, curtailment gains, as well as unusual matters in both years, operating income totaled $18.8 million in the current year quarter, compared with $18.7 million a year ago.

In the 13 weeks ended March 26, 2017, interest expense decreased 10.1%, or $1.6 million, due to lower debt balances. The company recognized non-operating income of $4.3 million in the current year quarter compared to non-operating expense of $0.1 million in the same quarter of the prior year due to a change in fair value of stock warrants. Lee recognized $1.1 million of debt refinancing and administrative costs in the current quarter and $2.0 million in the same quarter of the prior year. The vast majority of the debt refinancing and administrative costs represent amortization of refinancing costs paid in 2014.

In the 13 weeks ended March 27, 2016, non-operating income (expense) includes a $30.6 million gain from an insurance settlement received in January 2016 from the company's share of a subrogation recovery arising from the settlement of claims for damages suffered as a result of a 2009 loss at one of the Lee Legacy production facilities. The company also recognized a $0.7 million gain on extinguishment of debt in the prior year quarter.

Income attributable to Lee Enterprises, Incorporated for the quarter totaled $6.1 million, compared with income of $19.2 million a year ago. Adjusted EBITDA for the quarter was $28.8 million.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER

The following table summarizes the impact from warrant fair value adjustments, the gain on insurance settlement and curtailment gains on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

			13 Weeks Ended
	March 26 2017		March 27 2016
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	6,128	0.11	19,228	0.36
Adjustments:
Warrants fair value adjustment	(4,283)		62
Gain on insurance settlement	—		(30,646)
Curtailment gain	(3,741)		—
	(8,024)		(30,584)
Income tax effect of adjustments, net	1,309		10,726
	(6,715)	(0.12)	(19,858)	(0.37)
Loss attributable to Lee Enterprises, Incorporated, as adjusted	(587)	(0.01)	(630)	(0.01)
YEAR TO DATE OPERATING RESULTS(4)

Operating revenue for 26 weeks ended March 26, 2017 totaled $287.4 million, a decrease of 8.8% compared with the 26 weeks ended March 27, 2016. On a same property basis, total operating revenue for the 26 weeks ended March 26, 2017 decreased 7.5%. Unless otherwise noted, revenue and operating expense trends below are presented on a same property basis.

Advertising and marketing services revenue combined decreased 10.7% to $170.6 million, retail advertising decreased 9.8%, classified decreased 12.4% and national decreased 12.4%. Digital advertising and marketing services revenue on a stand-alone basis increased 9.0% to $45.2 million. Mobile advertising revenue increased 9.7%. National digital advertising increased 2.5%. Digital advertising represented 26.5% of total advertising.

Total digital revenue was $52.1 million year-to-date, up 8.2% compared to the same period a year ago.

Subscription revenue decreased 2.2% in the 26 weeks ended March 26, 2017 compared to with a year ago.

Operating expenses for the 26 weeks ended March 26, 2017 decreased 7.3%. Cash costs, excluding unusual matters, decreased 7.1% compared to the same period a year ago. Compensation decreased 7.5% primarily as a result of lower self-insured medical costs and a decrease in the average number of full-time equivalent employees of 7.2%. Newsprint and ink expense increased 2.8%, primarily as a result of several price increases in 2016 partially offset by the reduction in newsprint volume. Other operating expenses decreased 7.8%.

Including equity in earnings of associated companies, depreciation and amortization, gain on sales of assets, curtailment gains, as well as unusual matters in both years, operating income was $50.2 million in 2017, compared with $55.2 million a year ago.

The change in non-operating income (expense) in the 26 weeks ended March 26, 2017 compared to the 26 weeks ended March 27, 2016 is primarily due to the $30.6 million gain on an insurance settlement in the prior year period. Interest expense decreased 11.5%, or $3.8 million, due to lower debt balances, and we recognized a $1.3 million gain on the extinguishment of debt in the prior year. We also recognized non-operating income of $7.4 million in the 26 weeks ended March 26, 2017 compared to no impact for the change in fair value of stock warrants in the prior year, which fluctuates with the market value of our common stock. $2.0 million of debt financing and administrative costs were expensed in the current year to date period compared to $3.4 million in the prior year to date period. Debt financing and administrative costs are mainly amortization of costs paid as part of our refinancing in 2014.

Income attributable to Lee Enterprises, Incorporated for the year totaled $18.3 million, compared to income of $30.5 million a year ago.

Adjusted EBITDA for the 26 weeks ended March 26, 2017 was $72.1 million.

ADJUSTED EARNINGS AND EPS FOR THE YEAR TO DATE

The following table summarizes the impact from warrant fair value adjustments, the gain on insurance settlement and curtailment gains on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

			26 Weeks Ended
	March 26 2017		March 27 2016
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	18,301	0.33	30,465	0.57
Adjustments:
Warrants fair value adjustment	(7,378)		(11)
Gain on insurance settlement	—		(30,646)
Curtailment gains	(3,741)		—
	(11,119)		(30,657)
Income tax effect of adjustments, net	1,309		10,726
	(9,810)	(0.18)	(19,931)	(0.37)
Income attributable to Lee Enterprises, Incorporated, as adjusted	8,491	0.15	10,534	0.20

DEBT AND FREE CASH FLOW

Debt was reduced $14.5 million in the quarter, $32.2 million year to date and $71.6 million during the last twelve months. As of March 26, 2017 the principal amount of debt was $584.9 million. The principal amount of our debt, net of cash, is 3.89 times and 4.0 times our adjusted EBITDA for the past 12 months ended March 26, 2017 and March 27, 2016, respectively.

We expect to continue to reduce debt in fiscal 2017.

At March 26, 2017, including $16.0 million in cash and availability under our revolving facility(3), liquidity totaled $49.3 million compared to $29.5 million of required debt principal payments over the next twelve months.

CONFERENCE CALL INFORMATION

As previously announced, we will hold an earnings conference call and audio webcast today at 9 a.m. Central Time. The live webcast will be accessible at www.lee.net and will be available for replay two hours later. Several analysts have been invited to ask questions on the call. Questions from other participants may be submitted by participating in the webcast. The call also may be monitored on a listen-only conference line by dialing (toll free) 866-564-7431 and entering a conference passcode of 211579 at least five minutes before the scheduled start. Participants on the listen-only line will not have the opportunity to ask questions.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, with daily newspapers, rapidly growing digital products and nearly 300 weekly and specialty publications serving 49 markets in 21 states. Lee's newspapers have average circulation of 0.9 million daily and 1.2 million Sunday, and estimated to reach almost three million readers in print alone. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•	Our ability to generate cash flows and maintain liquidity sufficient to service our debt;

•	Our ability to comply with the financial covenants in our credit facilities;

•	Our ability to refinance our debt as it comes due;

•	That the warrants issued in our refinancing will not be exercised;

•	The impact and duration of adverse conditions in certain aspects of the economy affecting our business;

•	Changes in advertising and subscription demand;

•	Potential changes in newsprint, other commodities and energy costs;

•	Interest rates;

•	Labor costs;

•	Legislative and regulatory rulings;

•	Our ability to achieve planned expense reductions;

•	Our ability to maintain employee and customer relationships;

•	Our ability to manage increased capital costs;

•	Our ability to maintain our listing status on the NYSE;

•	Competition; and

•	Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.

Contact:
Charles Arms
Director of Communications
IR@lee.net
(563) 383-2100

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	13 Weeks Ended				26 Weeks Ended
(Thousands of Dollars, Except Per Share Data)	March 26 2017	March 27 2016	Percent Change	Same Property	March 26 2017	March 27 2016	Percent Change	Same Property

Advertising and marketing services:
Retail	49,005	55,682	(12.0)	(10.3)	110,876	125,363	(11.6)	(9.8)
Classified	21,786	24,721	(11.9)	(10.7)	44,023	50,842	(13.4)	(12.4)
National	4,405	5,492	(19.8)	(18.8)	10,705	12,380	(13.5)	(12.4)
Niche publications and other	2,337	2,836	(17.6)	(16.4)	4,964	5,783	(14.2)	(13.5)
Total advertising and marketing services revenue	77,533	88,731	(12.6)	(11.1)	170,568	194,368	(12.2)	(10.7)
Subscription	45,009	46,658	(3.5)	(2.5)	93,896	97,089	(3.3)	(2.2)
Digital services	3,481	3,414	2.0	2.0	6,955	6,730	3.3	3.3
Commercial printing	2,523	3,043	(17.1)	(15.8)	5,297	6,269	(15.5)	(14.4)
Other	4,841	4,989	(3.0)	(2.8)	10,660	10,784	(1.1)	(1.0)
Total operating revenue	133,387	146,835	(9.2)	(7.9)	287,376	315,240	(8.8)	(7.5)
Operating expenses:
Compensation	52,414	58,850	(10.9)	(9.9)	107,470	117,514	(8.5)	(7.5)
Newsprint and ink	6,200	6,053	2.4	2.4	13,093	12,738	2.8	2.8
Other operating expenses	48,756	54,107	(9.9)	(7.6)	101,533	112,977	(10.1)	(7.8)
Workforce adjustments	2,405	588	NM	NM	2,470	1,192	NM	NM
Cash costs	109,775	119,598	(8.2)	(6.6)	224,566	244,421	(8.1)	(6.5)
	23,612	27,237	(13.3)	(13.4)	62,810	70,819	(11.3)	(10.9)
Depreciation	4,008	4,325	(7.3)		8,079	8,652	(6.6)
Amortization	6,310	6,616	(4.6)		12,619	13,232	(4.6)
Gain on sales of assets and other, net	(3,783)	(438)	NM		(3,716)	(1,409)	NM
Equity in earnings of associated companies	1,729	2,009	(13.9)		4,417	4,808	(8.1)
Operating income	18,806	18,743	0.3		50,245	55,152	(8.9)
Non-operating income (expense):
Financial income	109	110	(0.9)		184	185	(0.5)
Interest expense	(14,637)	(16,281)	(10.1)		(29,588)	(33,423)	(11.5)
Debt financing and administrative costs	(1,075)	(2,034)	(47.1)		(2,026)	(3,367)	(39.8)
Gain on insurance settlement	—	30,646	NM		—	30,646	NM
Other, net	4,318	688	NM		7,413	1,333	NM
	(11,285)	13,129	NM		(24,017)	(4,626)	NM
Income before income taxes	7,521	31,872	(76.4)		26,228	50,526	(48.1)
Income tax expense	1,144	12,389	(90.8)		7,410	19,535	(62.1)
Net income	6,377	19,483	(67.3)		18,818	30,991	(39.3)
Net income attributable to non-controlling interests	(249)	(255)	(2.4)		(517)	(526)	(1.7)
Income attributable to Lee Enterprises, Incorporated	6,128	19,228	(68.1)		18,301	30,465	(39.9)

Earnings per common share:
Basic	0.11	0.36	(69.4)		0.34	0.57	(40.4)
Diluted	0.11	0.36	(69.4)		0.33	0.57	(42.1)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

The table below reconciles the non-GAAP financial performance measure of adjusted EBITDA to net income, its most directly comparable GAAP measure:

	13 Weeks Ended		26 Weeks Ended
(Thousands of Dollars)	March 26 2017	March 27 2016	March 26 2017	March 27 2016

Net Income	6,377	19,483	18,818	30,991
Adjusted to exclude
Income tax expense	1,144	12,389	7,410	19,535
Non-operating expenses (income), net	11,285	(13,129)	24,017	4,626
Equity in earnings of TNI and MNI	(1,729)	(2,009)	(4,417)	(4,808)
Gain on sale of assets and other, net	(3,783)	(438)	(3,716)	(1,409)
Depreciation and amortization	10,318	10,941	20,698	21,884
Workforce adjustments	2,405	588	2,470	1,192
Stock compensation	559	594	1,083	1,164
Add:
Ownership share of TNI and MNI EBITDA (50%)	2,220	2,711	5,696	6,519
Adjusted EBITDA	28,796	31,130	72,059	79,694

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	March 26 2017	September 25 2016
Cash	16,003	16,984
Debt (Principal Amount):
1st Lien Term Loan	70,234	101,304
Notes	385,000	385,000
2nd Lien Term Loan	129,684	130,863
	584,918	617,167

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended			26 Weeks Ended
	March 26 2017	March 27 2016	Percent Change	March 26 2017	March 27 2016	Percent Change

Capital expenditures, net of insurance proceeds (Thousands of Dollars)	989	1,800	(45.1)	2,079	3,264	(36.3)
Newsprint volume (Tonnes)	9,540	10,978	(13.1)	20,353	23,239	(12.4)
Average full-time equivalent employees	3,649	3,931	(7.2)	3,732	4,020	(7.2)
Average common shares - basic (Thousands of Shares)	54,055	53,176	1.7	53,789	53,158	1.2
Average common shares - diluted (Thousands of Shares)	55,470	53,751	3.2	55,420	53,777	3.1
Shares outstanding at end of period (Thousands of Shares)				56,634	55,710	1.7

NOTES

(1)
This earnings release is a preliminary report of results for the periods included.  The reader should refer to the Company's most recent reports on Form 10-Q and on Form 10-K for definitive information.

(2)	The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant GAAP measures are included in tables accompanying this release:
•
Adjusted EBITDA is a non-GAAP financial performance measure that enhances financial statement users overall understanding of the operating performance of the Company. The measure isolates unusual, infrequent or non-cash transactions from the operating performance of the business. This allows users to easily compare operating performance among various fiscal periods and how management measures the performance of the business. This measure also provides users with a benchmark that can be used when forecasting future operating performance of the Company that excludes unusual, nonrecurring or one time transactions. Adjusted EBITDA is also a component of the calculation used by stockholders and analysts to determine the value of our business when using the market approach, which applies a market multiple to financial metrics. It is also a measure used to calculate the leverage ratio of the Company, which is a key financial ratio monitored and used by the Company and its investors. Adjusted EBITDA is defined as net income (loss), plus nonoperating expenses, income tax expense (benefit), depreciation, amortization, loss (gain) on sale of assets, impairment charges, workforce adjustment costs, stock compensation and our 50% share of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI and curtailment gains.

•
Adjusted Income (Loss) and Adjusted Earnings (Loss) Per Common Share are non-GAAP financial performance measures that we believe offer a useful metric to evaluate overall performance of the Company by providing financial statement users the operating performance of the Company on a per share basis excluding the impact of changes in the warrant valuation as well as unusual and infrequent transactions. It is defined as income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per common share adjusted to exclude the impact of the warrant valuation, unusual matters and those of a substantially non-recurring nature.

•
Cash Costs is a non-GAAP financial performance measure of operating expenses that are settled in cash and is useful to investors in understanding the components of the Company’s cash operating costs. Generally, the Company provides forward-looking guidance of Cash Costs, which can be used by financial statement users to assess the Company's ability to manage and control its operating cost structure. Cash Costs is defined as compensation, newsprint and ink, other operating expenses and certain unusual matters, such as workforce adjustment costs. Depreciation, amortization, impairment charges, other non-cash operating expenses and other unusual matters are excluded. Cash Costs are also presented excluding workforce adjustments, which are paid in cash.

•
We also present revenue and certain operating expense trends on a Same Property basis which excludes the operating results of the Daily Herald in Provo, Utah, which was sold in August 2016. Same Property results are useful to investors in understanding the revenue and operating expense trends excluding the impact of changes due to operations no longer owned by the Company.

(3)
The 1st Lien Term Loan is the $250 million first lien term loan and $40 million revolving facility under a First Lien Credit Agreement dated as of March 31, 2014. The Notes are the $400 million senior secured notes pursuant to an indenture dated March 31, 2014. The 2nd Lien Term Loan is the $150 million second lien term loan under the Second Lien Loan Agreement dated as of March 31, 2014. TNI refers to TNI Partners publishing operations in Tucson, AZ. MNI refers to Madison Newspapers, Inc. publishing operations in Madison, WI.

(4)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior periods have been adjusted for comparative purposes, and the reclassifications have no impact on earnings.